Exhibit 10.2: Offer Letter, dated October 10, 2007

October 10, 2007

Kirti Kamdar
Kirkland, WA

Dear Kirti:

On behalf of VNUS Medical Technologies, Inc. ("VNUS" or the "company"), I am pleased to offer you the position of Senior Vice President of Research and Development, reporting to the President and CEO. In making this offer we are expressing our enthusiastic support of your abilities to help VNUS become a great success. You bring a skill set to this company that is essential to achieving our goals, both short and long term. The purpose of this letter is to offer you a position and detail the terms of your employment.

Job Title:                 Senior Vice President of Research and Development

Starting Date:             Monday, December 3, or an earlier mutually agreed
                           date.

Salary: $250,000, payable in accordance with the company's standard payroll policies (currently bi-monthly). Your initial performance review will be performed with an effective date of January 1, 2008. You are also eligible to participate in the company's 2007 officer bonus plan for a maximum bonus of approximately 35 percent of annual salary, pro-rated to your date of hire.

Stock: Subject to Board approval, you will be granted 20,000 restricted stock units at $0.00 per share as soon as practicable during the open trading window following your first day of employment. These RSUs will vest 25% each year. The first vesting will occur on the first anniversary of your date of hire, for a total vesting period of 4 years, so long as you are an employee of the company.

                           Subject to Board approval, you will be granted 60,000 Stock Options as soon as practicable during the open trading window following your first day of employment. These options will be exercisable at the fair market value of the shares on the date of the grant, and will vest 25 percent (15,000 shares) 12 months from your date of hire, and 1/36th (1250 shares) of the remaining balance for each month thereafter for an additional 36 months, for a total vesting period of 4 years. These options may be exercised up to 10 years from the date of grant so long as you are an employee of the company.
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Benefits:                  The company will provide to you, medical, dental and
                           vision coverage beginning the first of the month after your start date. For an additional monthly charge, coverage for your spouse and children may also be added. You are eligible to participate in the company's 401(k) plan beginning the first of the month after your start date. The company has a discretionary match of one-third of the first six percent of base salary deferred into the VNUS 401(k) plan.

                           Life insurance coverage equal to twice your annual salary is provided to you as part of the employee benefits program. Long-term disability insurance is also provided after one month of employment. To help employees pay for healthcare and dependent care expenses, the company has adopted a flexible spending/reimbursement accounts program. This allows you to pay for out-of-pocket medical, dental, and vision costs, as well as dependent care expenses, with pre-tax wages

Relocation:                In addition to the above stated terms, VNUS Medical
                           will provide up to $30,000 in relocation assistance to cover documented moving expenses, documented closing costs, one house-hunting trip to the Bay
                           Area, and/or up to 180 days of temporary housing.
                           VNUS will reimburse you for the actual costs billed to you by a moving company for transporting your household goods to the Bay Area. These monies may also be applied to travel between San Jose and Seattle to settle housing matters.

                           Please be certain to save all original receipts since these monies will be reimbursed utilizing the VNUS expense report system. If you voluntarily leave the company within 24 months, you are required to repay the company on a prorated basis, based on the number of months less than 24 that you are employed (e.g., $30,000/24 months = 1250.00/month).

Paid Time Off:             You are eligible to accrue 18 days of Paid Time Off
                           during your first year of employment. Two days of PTO accrual are added for each year of service up to a maximum of 28 days per year. You may accumulate up to 40 days of banked PTO-time. In addition, in 2007, the company will be closed for 13 holidays including the days from December 24 to December 28.


This offer is contingent upon your executing VNUS' Proprietary Information and Inventions Agreement for new employees, signing the Arbitration Agreement, and providing the company with the legally required proof of your identity and authorization to work in the United States within 72 hours of your first day of employment. VNUS is an at-will employer. Employment-at-will may be terminated with or without cause, and with or without notice at any time, by the employee or the company.
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This offer will remain in effect through October 14, 2007. If you do accept, and
I sincerely hope you will, please fax an endorsed letter to HR's confidential fax at 408-365-8489, and return an original signed copy by mail shortly thereafter.

Kirti, we believe you will be an outstanding addition to the company. We have an exciting opportunity ahead of us to which you can make a significant contribution. We look forward to working with you in a productive and mutually beneficial relationship.

Sincerely,
                                 Foregoing terms and conditions hereby accepted:

/s/ Brian E. Farley
                                 /s/ Kirti Kamdar       October 14, 2007
Brian E. Farley
President and                    Kirti Kamdar           Date
Chief Executive Officer